Exhibit 4.17

1.       Shipbroker



2.       Place and date

         Seoul, 09/03/2006

3.       Owners/Place of business (Cl. 1)

         KOMARF HOPE 29 Shipping Company, Liberia

4.       Bareboat Charterers/Place of business

         Pylio Shipping Company Limited, Liberia

5.       Vessel's name, call sign and lag (Cl. 1 and 3)

         M/T Flawless, ELNX4, Liberia

6.       Type of Vessel

         Suez Max

7.       GT/NT

         79718/46569

8.       When/Where built

         1991 Hyundai Heavy Industries Co., Ltd., Ulsan, Korea

9.       Total DWT (abt.) In metric tons on summer freeboard

         Det Norske Veritus

10.      Classification society (C1. 3)



11.      Date of last special survey by the Vessel's classification society



12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. To Cl. 3)



13.      Port or Place of delivery (Cl. 3)



14.      Time for delivery (Cl. 4)

         See Clause 4.

15.      Cancelling date (Cl. 5)

         April 30, 2006

16.      Port or Place of redelivery (Cl. 15)

         Not applicable.

17. No. of months' validity, of trading and class certificates upon redelivery (Cl. 15)

         Six (6) months.

18.      Running days' notice if other than stated In Cl. 4

         See Clause 5.

19.      Frequency of dry-docking (Cl. 10(g))



20.      Trading limits (Cl. 6)



21.      Charter period (Cl. 2)

         Five (5) years (however, subject to Cl. 32)

22.      Charter hire (Cl. 11)

         US$750,000

23. New class and other safety requirements (state percentage of Vessel's insurance value acc. To Box 29)(Cl. 10(a)(II))



24.      Rate of interest payable acc. To Cl. 11(f) and, if applicable,  acc. To
         PART IV



25.      Currency and method of payment (Cl. 11)

         US Dollars, In same day funds

26.      Place of payment; also slate beneficiary and bank account (Cl. 11)

         As to be notified by the owners to the Charters.

27.      Bank guarantee/bond (sum and place)((Cl. 24)(optional)



28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business)(Cl. 12)

         12(b) applies.

         1st priority mortgage, dated on or around the date herewith in favor of Fortis Bank ("Agent") as trustee for the benefit of itself, the relevant lenders ("Lenders") and swap providers.

         2nd priority mortgage dated on or around the date herewith in favor of the Charterers securing the Seller's Credit (as defined in Clause 32(a)).

         3rd priority mortgage dated on or around the date herewith in favor of the shareholder of the Owners securing the Shareholder's Funds (as defined in the Loan Agreement defined in Clause 33)

         Financial   Instrument  to  also  include,   without  limitation,   the
         intercreditor agreement and any other agreements in connection with financings related to this Charter.

29. Insurance (hull and machinery and war risks)(state value acc. To Cl. 13(f) or, if applicable, acc. To Cl. 14(k))(also state if Cl. 14 applies)

         Each insurance to cover 130% of the Outstanding Project Cost; however, P&I Club insurance to cover the maximum cover available on the market.

         Clause 14 is not applicable.

30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)

         Not applicable

31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))

         Not applicable

32.      Latent defects (only to be filled in if period other than stated in Cl.
         3)



33.      Brokerage commission and to whom payable (Cl. 14(g))

         Not applicable

34.      Grace period (state number of clear banking days)(Cl. 28)


35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30)

         30(a)

36.      War cancellation (indicate countries agreed)(Cl. 26(f))



37. Newbuilding Vessel (indicate with "yes" or "no": whether PART III applies)(optional)

         No

38.      Name and place of Builders (only to be filled in if PART III applies)



39.      Vessel's Yard Building No. (only to be filled in if PART III applies)



40.      Date of Building Contract (only to be filled in if PART III applies)



41.      Liquidated damages and costs shall accrue to (state party acc. To Cl.
         1)

         a)

         b)

         c)

42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies)(optional)

         No

43. Bareboat Charter Registry (indicate "yes" or "no" whether PART V applies)(optional)

         No

44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)

         No

45. Country of the Underlying Registry (only to be filled in if PART V applies)

         No

46.      Number of additional clauses covering special provisions, if agreed)

         32, 33, 34

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART
II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in the Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of
PART I and PART II shall prevail over those of PART III and/or PART IV and/or
PART V to the extent of such conflict but no further.

Signature (Owners)                                     Signature (Charterers)

/s/ K. H. Kwan                                         /s/ Stamatis Tsantanis
----------------------------                           -------------------------

                                                       Attorney-in-fact

                                    PART II
                    "BARCON 2001" Standard Bareboat Charter

1.       Definitions

         In this Charter, the following terms shall have the meanings hereby assigned to them:
         "The Owners" shall mean the party identified in Box 3;
         "The Charterers" shall mean the party identified in Box 4;
         "The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
         "Financial Instrument" means the mortgage, deed of covenant or other such financial security instrument stated in Box 28.

2.       Charter Period

         In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ("The Charter Period").

3.       Delivery

         (not applicable when Part III applies, as indicated in Box 37)

         (a) through (c) Paragraphs deleted

         The Vessel to be delivered under this Charter by the Owners to the Charterers shall be on an as is where is basis (and, at any rate, as delivered under the MOA (as defined in Clause 4) by the Charterers as sellers to the Owners as buyers) and without any warranty by the Owner.

4.       Time for Delivery

         (not applicable when Part III applies, as indicated in Box 37) The delivery of the Vessel under this Charter shall be made simultaneously with the delivery under the Memorandum of Agreement entered into on the same date herewith by and between the Charterers as sellers and the Owners as buyers ("MOA").

         (a) Should the Vessel not be delivered latest by the canceling date indicated in Box 15 or the cancellation date as otherwise agreed by and between the Owners and the Charterers hereunder, the Owners shall propose a new date of cancellation that reasonably takes into account the time needed for this Charter and the related financing transactions to lake into effect and the Owners shall accept such proposal.

         (b) Notwithstanding Clause 5(a) above, if it appears with reasonable certainty the delivery of the Vessel under this Charter cannot be made due to the failure in the related financing transactions or otherwise, this Charter may be cancelled by a mutual agreement between the Owners and the Charterers.

         (c)  Paragraph deleted

6.       Trading Restrictions

         The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

         The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

         The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

         Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

7.       Surveys on Delivery and Redelivery

         (not  applicable  when Part III  applies,  as  indicated in Box 37)
         The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Charterers shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall also bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.

8.       Inspection

         The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf:

         (a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;

         (b) in dry-dock if the Charters have not dry-docked her in accordance with Clause 10(g). The costs and fees for such inspection of survey shall be paid by the Charters; and

         (c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.

          All time used in respect of inspection, survey or repairs shall be for the Charters' account and form part of the Charter Period.

         The Charters shall also permit the Owners to inspect the Vessel's log book whenever requested and shall whenever required by the Owners furnish them with full information regarding and casualties or other accidents or damage to the Vessel.

9.       Inventories, Oil and Stores

         A complete inventory of the Vessel's entire equipment, outfit including spare part, appliances and of all consumable stores on board the Vessel shall be made by the Charters in conjunction with the Owners on redelivery of the Vessel. The Charters and the Owners, respectively, shall at the time of redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery, respectively. The Charters shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10.      Maintenance and Operation

         (a) (i) Maintenance and Repairs -- During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charters and under their complete control in every respect. The Charters shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

                  (ii) New Class and Other Safety Requirements -- In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charters' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent of the Vessel's insurance value as stated in Box 29, then the Charterers at their own expense shall bear the cost of compliance.

                  (iii) Financial Security - The Charters shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state of municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at or leave any port, place territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

                  The Charters shall make and maintain all arrangement by bond or otherwise as may be necessary to satisfy such requirements at the Charters' sole expense and the Charters shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

         (b) Operation for the Vessel - The Charters shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter; provided, however, that, all tonnage taxes and other ownership related expenses shall be paid by the Owners. The Master, shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

                  Charterers   shall  comply  with  the  regulations   regarding
                  officers and crew in force in the country of the Vessel's flag or any other applicable law.

         (c) The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

         (d) Flag and Name of Vessel - During the Charter Period, the Charters shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charters shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charters' expense and time.

         (e) Changes to the Vessel - Subject to Clause 10(a)(ii), the Charters shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charters shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.

         (f) Use of the Vessel's Outfit, Equipment and Appliances - The Charters shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provide the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contacts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charters shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

         (h)      Management  --  Commercial,   technical   and/or   operational
                  management of the Vessels to be executed by Top Tanker Management Inc. or any other company acceptable to the Agent and KOMARF for the Charter Period.

         (j) Compliance - The Charterers shall comply with any and all requirements under the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation and applicable law.

         (k) Financial Statements - The Charterers shall submit to the Owners the audited annual accounts within 180 days of the year end and semi-annual management accounts within 90 days of the half- year end.

         (l) Survey Reports - The Charterers shall supply the Owners the class survey reports regularly including annual survey and the follow-up reports showing the recommendation, if any, has been cleared at the Charterer's expense. The Charterers shall put its best efforts to keep the condition of the Vessels in compliance with all class certificates during the Charter Period.

11.      Hire

         (a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.

         (b) The Charterers shall on a monthly basis pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period. Each hire shall be made free and clear of any right of set-off, reduction or delay whatsoever.

         (c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.

         (d)      Final  payment  of hire,  if for a period of less than  thirty
                  (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.

         (e) Notwithstanding whether the Vessel be lost or missing, the hire shall be paid by the Charterers to the Owners as provided for hereunder.

         (f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply:

         (g) Payment of interest due under sub-clause 11(f) shall be made immediately, whether or not the Owners have given invoice therefor to the Charterers.

12.      Mortgage
         (only to apply if Box 28 has been appropriately filled in)

         (a)  Paragraph deleted


         (b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgage(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the motgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers which shall not be unreasonably withheld.

         (optional,   Clauses  12(a)  and  12(b)  are   alternatives;   indicate
         alternative agreed in Box 28).

13.      Insurance and Repairs

         (a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un-reasonably withheld. Further during the Charter Period, the Charterers shall at their expense take our effect MU, MAP and COFR insuring the Vessel and other insurances as the Agent or the shareholder of the Owners may reasonably require. Insurance policies for each insurance above shall name the Owners, the Lenders and the Charterers as beneficiaries. and shall be assigned in favor of them. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for. The insurances shall not be subject to any deduction, franchise or any other restrictions of similar effect. The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances. All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be for the Charterers' account.

         (b)      Paragraph deleted

         (c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

         (d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become and actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Agent who shall distribute the moneys in accordance with the Financial Instrument. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause and all other occurrence as required under the Financial Instrument.

         (e) Subject to the Financial Instrument, the Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

         (f) For the purpose of insurance coverages of each insurance mentioned the provisions of sub-clause 13(a), the insured amount shall be the sum indicated in Box 29.

14.      Paragraphs deleted

15.      Redelivery

         At the expiration of the Charter Period or, if earlier, on the date of sale of the Vessel as provided for under Clause 32, the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery (which shall include the port or place of delivery as directed by the Owners) and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery (which shall be the port or place of delivery as directed by the Owners). Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.

         The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period or on the date of sale of the Vessel as provided for under Clause 32 at the place as directed by the Owners. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period or on the date of sale of the Vessel as provided for under Clause 32 at the place as directed by the Owners, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 percent, for the number of days by which the Charter Period or the date of sale is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

         Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered free of class conditions/recommendations, fair wear and tear not affecting class excepted. On re-delivery, The Vessel shall have been dry docked as per class requirement.

         The Vessel upon redelivery shall have her survey cycles up to date and the trading and the national and international class certificates valid for at least the number of months agreed in Box 17.

16.      Non-Lien

         The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fasten during the Charter Period a notice reading to the effect of the following:

         "This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatever. Further, the Vessel is subject to the first priority mortgage dated [o] in favor of Fortis Bank as trustee acting for itself and the mortgagees thereunder, the second priority mortgage dated [o] in favor of [specify the Charterers name], and the third priority mortgage dated [o] in favor of (specify the shareholder of the Owners name]"

17.      Indemnity

         (a) The Charterers shall indemnify the Owners, Korea Marine Fund Corporation (a Korean corporation: "KOMARF"). the Owners, the Agent and the Lenders and their respective successors, assigns, agents. directors, shareholders and officers (collectively, "Indemnified Parties") from and against any loss, damage, claim, cost and et---expense incurred by them arising out of or in relation to the operation of the Vessel by the Charterers (including, without limitation, costs of operating and maintaining the Vessels (whether by the time-charterers or the subcharterers or by whomsoever leased, used or operated), environmental claim or those based on environmental laws), and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

                  Without prejudice to the generally of the foregoing, the Charterers agree to indemnify the Indemnified Parties against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

         (b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail. In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18.      Lien

         The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter.

19.      Salvage

         All Salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.      Wreck Removal

         In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Indemnified Parties against any sums whatsoever which the Indemnified Parties shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction in navigation.

21.      General Average

         The Owner shall not contribute to General Average.

22.      Assignment, Sub-Charter and Sale

         (a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except in accordance with the Financial Instrument.

         (b) The Owners shall not sell the Vessel during the currency of this Charter except as provided in Clause 32.

23.      Contacts of Carriage

         (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules, The documents shall also contain the New Jason Clause and the Both to Blame Collision Clause.

         (b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto. Delete as applicable

24.      Paragraph deleted

25.      Requisition/Acquisition

         (a) In the event of the Requisition for Hire for the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charcters shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof.

         (b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory
                  Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall not he deemed thereby or thereupon to be frustrated or otherwise terminated and the Charcters shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of provisions hereof.

26.      War

         (a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported). Acts of piracy, acts of terrorists, acts of hostility of malicious damage, blockades (whether imposed against vessels of certain flags or ownership or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

         (b) The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgment of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel, be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

         (c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.


         (d) If the insurers of the war risks insurance, when Clause 14 is applicable, should requires payment of premiums and /or calls because, pursuant to the Charterers'orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.


         (e)      The Charterers shall have the liberty.

                  (i) to comply with all orders, directions, recommendations or advise as to departures, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

                  (ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to five the same under the terms of the war risks insurance;

                  (iii) to comply with the terms of any resolution of the Security of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

         (f) In any and all events of outbreak of war (whether there be a declaration of war or not), the hire shall continue to be paid in accordance with Clause 11.

27.      Paragraph deleted

28.      Termination

         (a)      Charterers' Default

                  Subject to the Financial instrument, the Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:

                  (i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognized at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the
                           Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;

                  (ii)     the Charters fail to comply with the requirements of:

                           (1)      Clause 6 (Trading Restrictions)

                           (2)      Clause 13(a) (Insurance and Repairs)
                            Provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;

                   (iii) The Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.

         (b)      Owners' Default

                    If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

         (c)      Loss of Vessel covered by insurance

                  Despite the Vessel becoming a total loss or is declared as a constructive or compromised or arranged total loss, so long as it is fully covered by insurance. the Charterers shall continue to pay the hire at the time and in the manner as provided herein for a maximum period of forty (40) days or until the insurance proceeds shall be paid, whichever occurs first:, and- any money paid by the Charterers to the Owners as hire will be returned to the Charterers once the insurance proceeds are paid. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

         (d) Subject to the Agent's prior approval, either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

         (e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29.      Repossession

         In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorized representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30.      Dispute Resolution

         (a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

                  The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

                  The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

                  Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

         (b)      Paragraph deleted

         (c)      Paragraph deleted

         (d) Nothwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

                  In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:

                  (i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

                  (ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

                   (iii)   If the other party does not agree to mediate, that
                            fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

                  (iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

                  (v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

                  (vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's cost and expenses.

                  (vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing arbitration.

         (Note : The parties should be aware that the mediation process may not necessarily interrupt time limits)

         (e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases. *) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.

31.      Notices

         (a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

         (b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.

32.      Special Provisions

         (a) Sellers' Credit: The sellers' credit (in the amount of 10% of the Purchase Price under the MOA, "Sellers' Credit") shall be paid to the Charterers in a lump sum payment upon the sale of the Vessels and receipt of the full amount of sales proceeds, but not later than three (3) months after the expiry of the Charter Period. For the avoidance of doubt. no interest shall accrue on the Sellers' Credit.


                  In the event that the BBC is terminated before the scheduled expiry of the Charter Period due to reasons attributable to the Charterer. the Owner shall be entitled to forfeit. an amount of the Seller's Credit up to a maximum of the aggregate remaining monthly payments under the BBC after the termination without prejudice to its claims for damages .and other rights under applicable law or in equity.

                  The Sellers' Credit shall be secured by a second priority mortgage over the Vessel ranking behind the first priority mortgages granted to the Agent and the Swap Parties.

         (b)      Guarantee:   Top  Tankers  Inc.  shall   unconditionally   and
                  irrevocably guarantee the performance of the Charterers under this Charter as a primary obligor and not merely as a surety.


                  Each of the Charterers and the charterers to KOMARF HOPE 27 Shipping Company, KOMARF HOPE 28 Shipping Company and KOMARF HOPE 30 Shipping Company (each a Liberian company; collectively, "Other Charterers") shall also jointly and severally guarantee the performance of the charters by the other Charterers.

         (c) Sale of Vessel during the Six-Month Sales Period: The "Six-Months Sales Period" shall mean the period from the date falling three months prior to the expiry of the Charter Period to the date falling three months after the expiry of the Charter Period..

                  The "Outstanding Project Cost" shall mean, collectively, (i) all sums outstanding under the Main Financing Documentation,
                  (ii) the principal amount of the investment into the SIC by its investors, and (iii) the Seller's Credit.

                  The following is applicable when the Vessel is sold during the Six-Month Sales Period:

                  If the net sale proceeds of the Vessel ("Net Sales Proceeds") is lower than the Outstanding Project Cost, such shortfall shall be first covered by the Charterers up to the amount of USD two (2) million. and the Owners will deduct such amount from the Sellers' Credit payable to the Charterers in respect of that Vessel. 1.1 the Net Sales Proceeds are higher than the Outstanding Project Cost, as to such surplus, the first USD two (2) million shall belong to the Charterers and the Owners will pay such amount to the Charterers in respect of that Vessel upon sale of that Vessel, and any excess thereof shall belong to the Owners.

         (d) Sale of the Vessel. after the Six Months Sales Period: The evaluation value ("Evaluation Value") of the Vessel shall he the average of the quote obtained from the Selected Evaluation Firms, with each quote referring to the Vessel price as of the expiry date of the Charter Period.

                  The Selected Evaluation Finns shall he two of the (.)following firms selected by a mutual agreement between the Charterers and the Owners: One from Clarksons or Simpson Spence & Young and the other from Platou or Fearnleys.

                  The following is applicable when the Vessel is not sold prior to the expiry of Six-Month Sales Period:

                  If in respect of any Vessel. the Evaluation 'Value for that Vessel is lower than the Outstanding Project Cost relating to that Vessel as of the end of the Charter Period, the Owner will deduct :such amount up to USD 2 million from the Sellers' Credit payable to the Charterers in respect of that Vessel. if in respect of any Vessel the Evaluation Value for that Vessel is higher than the Outstanding Project Cost relating to that Vessel, the Owners will pay such amount up to USD 2 million to the Charterers in respect of that Vessel on the date of expiration of the Six-Month Sales Period.

                  The foregoing mechanism shall not be affected even where the actual sales price of the Vessel is different from the Evaluation Value.

         (f) Sale of the Vessel before the Six Months Sales Period: The Owners may sell the Vessels at any time after three (3) years from the commencement of the Charter Period, subject, however, to an approval thereof by the relevant subcharterer(s). if any.

                  If the Net Sales Proceeds is lower than the Outstanding Project Cost, the Sellers' Credit will be payable to the Charterers in respect of that Vessel in full. If the Net Sales Proceeds are higher than the Outstanding Project Cost. the Owners will pay the Charterers the Seller's Credit in respect of that Vessel in full, and an additional amount up to:

                  o USD 4 million if the sale is concluded during the 4th year of the Charter.

                  o USD 3 million if the sale is concluded during the 5th year of the Charter (however, excluding the Six-Month Sales Period).

         Any excess thereof shall belong to the Owners.

         All of the above amounts shall be payable immediately upon the delivery of the Vessels to the new owners. and, simultaneously therewith, this Charter will be terminated.

         Further, at any time after three (3) years from the commencement of the Charter Period, the Vessel, subject to the Charterers' approval (which shall not be unreasonably withheld), may be sold by the Owners with this Charter maintained by the new owners. hi such cases of sale, the following paragraph shall he applicable:

         If the Net Sales Proceeds is lower than the Outstanding Project Cost, the Sellers' Credit will be payable to the Charterers in respect of that Vessel in full. If the Net Sales Proceeds are higher than the Outstanding Project Cost. the Owners will pay the Charterers the Sellers' Credit in respect of that Vessel in full, and, as to any surplus. the first USD two (2) million shall belong to Top Tankers Inc. (each of such Sellers' Credit and such first USD two (2) million to be payable at the time of the sale of the Vessel), and any excess thereof shall belong to the Owner.

         (g) Sales Mechanism: Whether the Vessel is sold during, after or before the Six-Month Sales Period, as to the Vessel, the Owners will give the Charterers the right of first refusal.

                  Subject to the Charterers' right of first refusal specified above (i.e., such right of first refusal shall be deemed waived when a waiver by the Charterers is obtained or when the Charterers fail to exercise such right after a prior notice of one (I ) week by the Owners), the Owners shall have no obligation to give the Charterers an opportunity to bid when it plans to sell the Vessels. The Owners shall have an absolute and free discretion in selecting the buyer of the Vessel and in determining the mechanisms for the sale of the Vessel. The Vessel and the other vessels owned by the Other Charterers (collectively, "Vessels") may be sold at one time or at different times through separate sales transactions and varying mechanisms.

         (h) Extension. of Charter Period: For the effective sale of the Vessels after the Charter Period, the Charter Period may be extended by a period of not longer than three (3) months at the option of the Owners, in which case the hire shall be USD 5,000 per day during such extended three (3) month Charter Period.

                  Further. the Owners shall have the right to require the Charterers to manage the Vessel for a period of up to one (1) year after expiration of the Charter Period pursuant to the ship management agreement between the Owner and the Charterer (or any other company nominated by the Charterer), providing that (i) as to the costs incurred for the technical management of the Vessel shall be borne by the Owners on an net cost amount basis: and (ii) as to the income from commercial operation of the Vessel shall he distributed between the Charterers and the Owners on a 40% to 60o basis.

                  The Charterers shall make their best efforts to assist the Owners in the sale of the Vessels.

         (i) Time Charter Assignment: As to the time-charter or sub-charter by the Charterers of the Vessel during the Charter Period, such time-charter or sub-charter shall be assigned to the Owners and the Agent and other relevant parties under the main financing and investment documentation for security.

         (j) Compliance with the Financial instrument: The Charterers shall comply with the Financial Instrument as required by the Agent (including. without limitation. its requirement to maintain a minimum consolidated cash balance of USD 50 million at all times with the Agent).

33.      Compliance with the Owners' requests

         The Charterers shall, throughout the Charter Period, comply with the Owners' requests which may he made from time to time for the Owners' compliance with the provisions of the loan and guarantee facility agreement entered into on. or to be entered into around, the even date herewith by and among, inter alios, the Buyers as borrower. Fortis Bank (Nederland) N.V. as agent and arranger and the lenders specified therein (the "Loan Agreement").

34.      Hell & High Water Clause

         This Charter is a "hell and high water" bareboat charter and, notwithstanding anything in this Charter to the contrary (however, excluding clause 28(c) of this Charter), the Charterer's obligation for payments hereunder shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any character (including, for the avoidance of doubt. any loss of the Vessel as provided in clause 28(c) of this Charter or any other termination of this Charter pursuant to clause 28(b) of this Charter or for any other reason whatsoever (other than clause 28(a) and (d) of this Charter) whether provided for in this Charter or available to the Charterer by operation of law or otherwise). .1f for any reason whatsoever this Charter shall be terminated in whole or in part for any of the reasons specifically provided herein or by operation of law or otherwise, the Charterer nonetheless agrees to pay to the Owner or to the person entitled thereto an amount equal to each payment of hire at the time such payment would have become due and payable in accordance with the terms hereof had this Charter not been terminated in whole or in part; Each payment of hire made by the Charterer shall be final,, and the Charterer will not seek to recover all or any part of such payment from the Owner for any reason whatsoever, except for manifest error.
                               PART III - PART V
                               Paragraphs deleted